Exhibit 99

                                                                                                         Company Contact:
                                                                                                        FRANK PERIER, JR.
                                                                                                         Senior Vice President - Finance
                                                                                                         And Chief Financial Officer
                                                                                                         Forest Laboratories, Inc.
                                                                                                         909 Third Avenue
                                                                                                         New York, NY 10022
                                                                                                         (212) 224-6611
                                                                                                         Frank.Perier@frx.com

USPTO Office Action in the Reexamination of U.S. Patent No. 6,545,040

New York, September 4, 2008 - Forest Laboratories, Inc. (NYSE: FRX) announced today that an Office Action in the Reexamination of U.S. Patent No. 6,545,040 ("the ‘040 patent") was received from the U.S. Patent and Trademark Office ("USPTO") by Janssen Pharmaceutica N.V., the patent holder of the ‘040 patent. The ‘040 patent covers nebivolol, the active ingredient in BystolicTM, a beta blocker, which is currently approved in the United States for the treatment of hypertension. In the Office Action, the USPTO has rejected all of the pending claims as unpatentable in view of the cited prior art. We believe the claims are patentable over the cited art and we will continue to prosecute the reexamination application. Although there can be no assurance we will prevail in this matter, we remain confident in the strength of the patent covering nebivolol.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a US-based pharmaceutical company with a long track record of building partnerships and developing and delivering products that make a positive difference in people's lives. In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest's current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source: Forest Laboratories, Inc.